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                                                                     EXHIBIT 5.1

                    [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]

June 19, 1997

The Men's Wearhouse, Inc.
5803 Glenmont Drive
Houston, Texas 77081

GENTLEMEN:

     We have acted as counsel for The Men's Wearhouse, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of up to 2,990,000 shares of the Company's common stock, $.01 par value (the "Shares"), to be offered upon the terms and subject to the conditions set forth in a proposed Underwriting Agreement to be entered into by and among the Company, Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Robertson, Stephens & Company, L.P., as representatives of the several underwriters to be listed therein, and the selling shareholders (the "Selling Shareholders") of the Company listed therein (the "Underwriting Agreement").

     In connection therewith, we have examined the Company's Registration Statement on Form S-3 covering the Shares (the "Registration Statement") filed with the Securities and Exchange Commission, originals or copies certified or otherwise identified to our satisfaction of the Restated Articles of Incorporation of the Company, the amended By-laws of the Company, the corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

          (i) The 1,000,000 shares of Common Stock proposed to be offered by the Company have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be duly and validly issued, fully paid and nonassessable.

          (ii) The 1,990,000 shares of Common Stock proposed to be offered by the Selling Shareholders have been duly and validly authorized for issuance and are duly and validly issued, fully paid and nonassessable.

     The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America, to the extent applicable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

                                            Very truly yours,

                                            /s/ Fulbright & Jaworski L.L.P.
                                            Fulbright & Jaworski L.L.P.